Contact:	Robert J. Medlock Executive Vice President & Chief Financial Officer (281) 897-7788

NCI BUILDING SYSTEMS RAISES FOURTH-QUARTER EARNINGS GUIDANCE TO
AT LEAST $1.05 FROM PREVIOUS RANGE OF $0.80 TO $0.83

HOUSTON (November 8, 2004) — NCI Building Systems, Inc. (NYSE: NCS) today announced a substantial increase in its earnings guidance for the fourth quarter of its fiscal 2004, which ends October 31, 2004, to at least $1.05 per diluted share from its previous guidance in a range of $0.80 to $0.83. NCI’s earnings for the fourth quarter of fiscal 2003 were $0.53 per diluted share. As a result of this increased guidance, NCI expects its fiscal 2004 earnings per diluted share to be at least $2.14, including debt-refinancing costs of $0.28. Without the impact of the debt refinancing, earnings per diluted share are expected to be at least $2.42 for fiscal 2004, compared with $1.20 for fiscal 2003. The Company intends to release its fourth-quarter and fiscal 2004 financial results on December 9, 2004.

     “We attribute today’s upward revision of our fourth-quarter earnings guidance primarily to the better-than-anticipated earnings performance of our engineered building systems business,” commented A.R. Ginn, Chairman and Chief Executive Officer. “This performance reflects improved steel supplies, which have enabled us to work through most of the building systems backlog that existed before steel price increases went into effect earlier this year. Furthermore, by entering new contracts that recognize current steel pricing, we have improved the Building Group’s profitability beyond the level anticipated in our previous earnings guidance. We expect this performance, and the accelerating momentum in our metal components and coil coatings businesses, to drive our fourth consecutive quarter of substantial profitable growth.

     “In addition to the positive impact on our fourth quarter results, the increased stabilization in steel prices and supply, combined with the steadily improving strength of the economic environment, has also enhanced our longer-term operating visibility. As a result, we intend to return to our earlier practice of issuing financial guidance for the full upcoming fiscal year, as well as the first quarter, in our fourth-quarter earnings release.”

     NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

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NCI Building Systems Increases 4th Quarter Guidance

November 8, 2004

     Some statements contained in this release are “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Actual performance of the Company may differ from that projected in such statements as a result of factors such as industry cyclicality and seasonality, adverse weather conditions, fluctuations in customer demand and order patterns, raw material pricing, competitive activity and pricing pressure and general economic conditions affecting the construction industry. Investors should refer to statements regularly filed by the Company in its annual report to the Securities and Exchange Commission on Form 10-K, its quarterly reports to the SEC on Form 10-Q and its current reports to the SEC on Form 8-K and other filings with the SEC for a discussion of factors which could affect the Company’s operations and forward-looking statements made in this communication. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

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